Exhibit 3.2

Secretary of State North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov USE INK ONLY - DO NOT HIGHLIGHT Certificate of Designation and Amendment to Designation only) D D 10/20/2025 Docusign Envelope ID: 57EFEEAE - DE87 - 4BD0 - 9754 - 9439A84E706B

Exhibit A Premier Air Charter Holdings Inc. CERTIFICATE OF AMENDMENT TO DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES 9 PREFERRED STOCK OF PREMIER AIR CHARTER HOLDINGS INC., a Nevada corporation Pursuant to a resolution of the board of directors of Premier Air Charter Holdings Inc . (“ Corporation ”), a corporation organized and existing under the laws of the State of Nevada, and the authority contained in the Certificate of Designation of Preferences and Rights of Series a Preferred Stock (“ Certificate ”) and Section 78 . 1955 of the Nevada Revised Statutes (“ NRS ”), the Certificate is hereby amended as follows : FIRST : Section 5 (b)(i) of the Certificate is hereby amended and restated in its entirety to state as follows : (b) (i) The conversion price for each share of Preferred Stock shall equal $0.25 (the “ Set Price ”), subject to adjustment below. IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock this 21 st day of October 2025 . PREMIER AIR CHARTER HOLDINGS INC. By: _ Ross Gourdie President, Secretary Docusign Envelope ID: 57EFEEAE - DE87 - 4BD0 - 9754 - 9439A84E706B